Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-89576) of EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees of our report dated June 17, 2005 relating to the financial statements of EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
June 28, 2005